                                                                    Exhibit 10.5


Portions of this exhibit have been omitted pending a determination by the Securities and Exchange Commission that certain information contained herein shall be afforded confidential treatment. The omitted portions are indicated by three asterisks.

                        SALES REPRESENTATION AGREEMENT
                        ------------------------------

          This Agreement dated and effective as of November 1, 1995, between MEDIAAMERICA, INC., a New York corporation ("MAI") and JONES INTERNATIONAL NETWORKS, LTD., a Colorado corporation ("JIN"). The parties hereto agree as follows:

          1.  Engagement. Pursuant to the terms and conditions of this
              ----------
Agreement, JIN hereby engages MAI as JIN's exclusive sales representative during the term of this Agreement throughout the area served by the Network (as defined below), such area to be known as the "Territory", in respect of ad sales for the Network. The Territory shall be limited to the United States only and the engagement of MAI is likewise limited to the United States. MAI hereby accepts the engagement and by doing so agrees to render those services customarily rendered by first-class sales representatives in the U.S. radio broadcasting industry. MAI's services hereunder shall also be non-exclusive, it being understood and agreed that MAI is entitled to be the sales representative for services, producers and distributors other than JIN.

          2.  The Network. The Network to be represented by MAI hereunder is
              -----------
titled "Crook and Chase Country Countdown," which is comprised of a weekly four
(4) hour radio show and four (4) annual "specials" utilizing country music provided under a license agreement from Jim Owens & Associates, Inc. The inclusion of any other programming herein shall be made only by express agreement of the parties; it being understood that in any event the commission rate of MAI with respect thereto shall not exceed twenty percent (20%).

          3.  Parties' Obligations.
              --------------------

              3.1. MAI shall render its services hereunder with respect to all advertising time to be inserted during the broadcasting of the Network (the "Advertisements"). In furtherance of its responsibilities hereunder, MAI will use its best efforts to promote the Network, maximize and collect Gross Sales (as defined below) derived from the Advertisements, and coordinate its sales activities with JIN personnel. JIN will provide adequate staff to act as a liaison with its affiliated radio stations which receive the Network.

              3.2. MAI shall render the following services, without limitation, at MAI's sole expense:

                    3.2.1. engage in customary sales promotion activities to sell the Advertisements;

                    3.2.2. negotiate and enter into agreements with, and pay commissions to, all advertising agencies and advertisers respecting the sale of the Advertisements. All orders for Advertisements shall be acceptable to JIN in its sole discretion. MAI shall furnish to JIN promptly upon execution, copies of all agreements entered into by MAI with respect to the Advertisements. MAI shall make no sales of Advertisements for any period which is after this Agreement terminates or is to terminate (whether by expiration of its term or as a result of notice) without first receiving the written consent of JIN.

                    3.2.3 MAI will perform for JIN the functions of trafficking (scheduling) JIN inventory.

              3.3. No less frequently than monthly, or as dictated by advertisers, MAI will secure, obtain and collect all affidavits of performance from all radio stations broadcasting the Network in the Territory. These affidavits of performance will be made available to JIN on at least a monthly basis. JIN shall cooperate in the enforcement of compliance by the stations with their obligations to promptly submit such affidavits and to adhere to applicable scheduling requirements.

              3.4. MAI will provide information on sales to JIN as each sale is made. The JIN log will close at 5 P.M. Mountain Time each Thursday for the broadcast week beginning a week from the following Monday. Any advertising time within that broadcast week remaining unsold by MAI at closing will revert to JIN. Complete logs for each broadcast week will be furnished by MAI to JIN one week in advance on the Monday preceding the Monday on which the broadcast begins.

          4.  Gross Sales: Compensation to MAI.
              --------------------------------

              4.1. "Gross Sales" shall mean any and all revenues and income and other consideration derived from the sales of advertising time by MAI hereunder in respect of the Advertisements pursuant to all contracts obtained by MAI during the term of this Agreement.

                    "Adjusted Gross Sales" shall mean Gross Sales less only advertising agency commissions (not to exceed 15 percent) actually paid by MAI to unaffiliated third parties.

              4.2. MAI shall render bills in respect of all Gross Sales within five (5) business days after the end of the advertising schedule or the Standard Broadcast month in which the Network is broadcast and shall directly receive and use its best efforts to collect one hundred percent (100%) of all Adjusted Gross Sales. Copies of such bills shall be mailed concurrently to JIN.

              4.3. As compensation for its services under this Agreement, MAI shall receive (a) *** of all collected Adjusted Gross Sales for Advertisements booked and run during the term of this Agreement.

              4.4. MAI shall account to JIN with respect to collected Adjusted Gross Sales as and when received from advertisers or agencies, but in no event less often than monthly, commencing thirty (30) days after broadcast of the advertising schedule on the Network for as long as bills are outstanding. MAI shall remit JIN's share of Adjusted Gross Sales on a weekly basis for checks that were received by MAI that week. Copies of corresponding advertiser/ad agency checks will be forwarded to JIN along with JIN's share of Adjusted Gross Sales. A complete, detailed accounts receivable report will be forwarded to JIN on a monthly basis, within ten (10) days after the end of each month.

              4.5. It is expressly agreed that as to the percentage amounts of Adjusted Gross Sales which MAI has the right to receive pursuant to Section 4.1 above and which, if received and collected, it shall remit to JIN pursuant to this Agreement, MAI shall receive such funds in trust for and on behalf of JIN. MAI shall have no ownership interest in any of such amounts and such amounts shall not be available to any of the creditors of MAI.

          6.  Books and Records. JIN shall have the right to examine all of
              -----------------
MAI's books, records and other information relative to the sale of the Network Advertisements, the booking and collection of the Network's Gross Sales, the calculation of Adjusted Gross Sales, and all related matters, upon reasonable advance written notice to MAI at any time and at a reasonable frequency, and shall have the right to commence arbitration thereon within one (1) year after the termination of this Agreement. In the event JIN's examination of MAI's books and records reveals an underpayment to JIN, then MAI shall promptly pay any underpayment.

          7.  Term of the Agreement.
              ---------------------

              7.1. The term of this Agreement shall commence as of November 1, 1995, and shall continue for a period of fourteen (14) months.

              7.2. Upon the termination of this Agreement for any reason, if JIN (or its designee) shall collect Gross

                    Sales derived from any contracts obtained by MAI during the term of this Agreement, JIN shall pay MAI the appropriate percentage (as determined under Section 4.3 or Section 4.4) of the Adjusted Gross Sales after deductions permitted herein (if any) and for which MAI shall continue to perform services, and MAI shall turn over all relevant records to JIN relating to the Network or sale of Advertisements. Each party agrees to cooperate during a transitional period from one sales organization to another.

          8.  Rights of JIN to Sell Advertising.
              ---------------------------------

              The engagement of MAI hereunder is exclusive but JIN shall have the right to sell advertising on its behalf.

          9.  Representations, Warranties and Indemnification. Each party hereby
              -----------------------------------------------
represents and warrants that it has the full power and authority to enter into this Agreement and to perform its obligations hereunder. JIN will use its best efforts to obtain all releases, authorizations, consents and waivers necessary for authorization to broadcast the material to be included in the Network. JIN hereby agrees to indemnify MAI from and against any claims made for unauthorized use by any persons, their heirs, assigns and the estates of any such persons, whose names, voices or material are to be included in the Network, and from and against any other losses resulting from a breach by JIN of these representations and warranties. Each party hereby agrees to indemnify and hold harmless the other party from and against any and all claims finally adjudicated, arbitrated or settled with the consent of both parties (which consent may not be unreasonably withheld), and any and all expenses (including reasonable attorneys' fees), damages, causes of actions and losses, arising out of a breach of any agreements, warranties or representations made by the indemnifying party.

          10.  General.
               -------

               10.1.  Notices. All notices and documents desired or required to
                      -------
                      be given to either party hereunder must be in writing and shall be deemed given on the date received, via express or certified mail return receipt requested, or the date telexed or telefaxed, all charges prepaid, to the other party's respective address set forth below or to such other address as either party shall designate to the other in writing. All statements and payments required to be given to JIN hereunder shall be remitted to the address set forth below or to such other address as JIN shall designate in writing. A courtesy copy of all notices to MAI shall be sent to David Newberg, Esq., Collier, Cohen, Crystal & Bock, 440 Park Avenue South, New York, New York 10016-8012, and all notices to JIN are to 9697 E. Mineral Avenue, Englewood, Colorado 80112, with a courtesy copy to General Counsel, at the same address.

              10.2.   Assignments. Without the consent of MAI, JIN shall have
                      -----------
                      the right to assign this Agreement to (i) any party acquiring all or a substantial portion of its assets, whether by merger, consolidation or otherwise, and (ii) to any affiliate of JIN. Any other assignment shall require the consent of MAI, which consent shall not be unreasonably withheld. MAI may not assign this Agreement without the consent of JIN, which consent shall not be unreasonably withheld.

              10.3.   Arbitration. Any dispute arising between the parties to
                      -----------
                      this Agreement shall be submitted to and resolved by binding arbitration in New York City and in Denver, Colorado, according to the rules of the American Arbitration Association. The site of such arbitration shall shift every six months, with the first site being New York City.

              10.4.   Entire Agreement; Relation of the Parties. This Agreement
                      -----------------------------------------
                      expresses the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes any and all former agreements and understandings, whether oral or written, relating to the subject matter hereof. No amendments or modifications may be made except in a writing signed by the parties hereto. No waiver of default by either party shall constitute a waiver of any other default whether or not similar. Nothing contained in this Agreement shall be construed to constitute either party the employee, agent, partner or joint venturer of the other, it being understood and agreed that the relationship of the parties is that of independent contractors. This Agreement shall be construed in accordance with the laws of the State of Colorado applicable to agreements entered into and wholly performed therein.


     MEDIAAMERICA, INC.           JONES INTERNATIONAL NETWORKS, LTD.
     11 West 42nd Street          9697 East Mineral Avenue
     28th Floor                   Englewood, CO 80112
     New York, NY 10036


     By: /s/ Ron Hartenbaum       By: /s/ Eric Hauenstein
        ---------------------        -----------------------------
        Ron Hartenbaum               Eric Hauenstein
        Chairman                     Vice President/General Manager




20090
                                      -9-